Interim Financial Statements of:

                        BIG BAR GOLD CORPORATION


                          September 30, 2002
                    (Prepared in Canadian dollars)

                              (Unaudited)

BIG BAR GOLD CORPORATION
INTERIM BALANCE SHEET
(Unaudited)
(Prepared in Canadian dollars)

                                                            September 30,             December 31,
                                                                     2002                     2001
==================================================================================================

                       ASSETS
CURRENT
   Cash                                                 $          36,933         $        244,098
   Short term investments                                           6,900                    6,900
   Due from related parties                                             -                   20,000
   Prepaid exploration costs                                       50,155                        -
   GST recoverable                                                  2,010                    1,048
--------------------------------------------------------------------------------------------------
                                                                   95,998                  272,046

CAPITAL ASSETS, net of amortization                                 1,471                    1,899
MINERAL PROPERTY  (Note 3)                                        487,711                  424,366
--------------------------------------------------------------------------------------------------
                                                        $         585,180         $        698,311
==================================================================================================

                     LIABILITIES

CURRENT
   Accounts payable and accrued liabilities             $         41,645         $          51,846
   Due to related parties                                          6,137                    22,940
--------------------------------------------------------------------------------------------------
                                                                  47,782                    74,786

LIABILITY TO ISSUE SHARES  (Note 9)                               24,666                         -
--------------------------------------------------------------------------------------------------
                                                                  72,448                    74,786
--------------------------------------------------------------------------------------------------

                   SHAREHOLDERS' EQUITY

SHARE CAPITAL  (Note 5)                                        2,335,003                 2,251,753
   Issued at September 30, 2002 - 11,694,279 common shares
   (December 31, 2001 - 11,394,279 common shares)

DEFICIT                                                       (1,822,271)               (1,628,228)
--------------------------------------------------------------------------------------------------
                                                                 512,732                   623,525
--------------------------------------------------------------------------------------------------
                                                        $        585,180          $        698,311
==================================================================================================


Approved on behalf of the Board:


"Linda Smith" - signed                    "Darcy Krell" - signed
-----------------------                   -----------------------
Linda Smith - Director                     Darcy Krell - Director


The accompanying notes are an integral part of these interim financial statements

BIG BAR GOLD CORPORATION
INTERIM STATEMENTS OF LOSS AND DEFICIT
(Unaudited)
(Prepared in Canadian dollars)

                              Three months        Three months        Nine months              Nine months
                                     ended               ended              ended                    ended
                             September 30,       September 30,      September 30,             September 30,
                                      2002                2001               2002                      2001
===========================================================================================================
REVENUE
   Interest income           $           -       $       3,868       $        164           $        14,550
-----------------------------------------------------------------------------------------------------------

EXPENSES
   Amortization                        142                 203                427                       610
   Consulting fees                  27,500                   -             72,500                     2,250
   Investor relations                    -                   -                  -                     2,725
   Management fees                  10,000              12,000             34,000                    36,000
   Office and general               10,819               2,711             30,054                    16,991
   Professional fees                 3,000               2,000             15,799                     6,020
   Property investigation           11,500                   -             11,500                         -
   Rent                              4,500               4,500             13,500                    13,500
   Travel and promotion                  -                   -             10,314                         -
   Transfer agent and filing fees    2,311                 169              6,113                     8,190
-----------------------------------------------------------------------------------------------------------
                                    69,772              21,583            194,207                    86,286
-----------------------------------------------------------------------------------------------------------

NET LOSS FOR THE PERIOD      $     (69,772)      $     (17,715)          (194,043)                  (71,736)
                             ==================================

DEFICIT, BEGINNING OF PERIOD                                           (1,628,228)               (1,492,703)
-----------------------------------------------------------------------------------------------------------

DEFICIT, END OF PERIOD                                              $  (1,822,271)            $  (1,564,439)
===========================================================================================================


LOSS PER SHARE
   Basic                                                            $        0.02             $        0.01
   Fully Diluted                                                    Anti-dilutive             Anti-dilutive
===========================================================================================================

Weighted average number of shares outstanding
   Basic                                                              11,427,612                 10,273,761
   Diluted                                                            11,427,612                 10,932,849
===========================================================================================================


The accompanying notes are an integral part of these interim financial statements

BIG BAR GOLD CORPORATION
INTERIM STATEMENTS OF CASH FLOWS
(Unaudited)
(Prepared in Canadian dollars)

                                          Three months        Three months        Nine months         Nine months
                                                 ended               ended              ended               ended
                                         September 30,       September 30,      September 30,        September 30,
                                                  2002                2001               2002                 2001
==================================================================================================================

CASH FLOWS PROVIDED BY (USED IN):

OPERATING ACTIVITIES

   Net loss for the period               $    (69,772)       $    (17,715)       $   (194,043)    $        (71,736)
   Add item not affecting cash:
     Amortization                                 142                 203                 427                  610
------------------------------------------------------------------------------------------------------------------
                                              (69,630)            (17,512)           (193,616)             (71,126)
------------------------------------------------------------------------------------------------------------------

   Net changes in non-cash working
   capital items:
     Short term investments                         -              (2,961)                  -              (11,362)
     Taxes recoverable                           (162)              3,056                (962)               3,728
     Prepaids                                  11,500                   -              11,500                    -
     Accounts payable and accrued
      liabilities                              17,807              (7,411)             14,799              (56,621)
     Due to related parties                    (5,643)             16,500               2,550               49,500
------------------------------------------------------------------------------------------------------------------
                                               23,502               9,184              27,887              (14,755)
------------------------------------------------------------------------------------------------------------------
                                              (46,128)             (8,328)           (165,729)             (85,881)
------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
   Mineral property exploration costs              -                    -            (150,000)                  -
   Redemption of investments                       -               30,000                   -             145,000
------------------------------------------------------------------------------------------------------------------
                                                   -               30,000            (150,000)            145,000
------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
   (Repayments to) advances from
     related parties                             648              (23,204)                648            (103,117)
   Subscription funds received                     -                    -              26,250                   -
   Issuance of share capital                  57,000               12,950              57,000            (587,050)
   Liability to issue shares                  24,666                    -              24,666             600,000
------------------------------------------------------------------------------------------------------------------
                                              82,314              (10,254)            108,564             (90,167)
------------------------------------------------------------------------------------------------------------------

INCREASE (DECREASE) IN CASH &
CASH EQUIVALENTS                              36,186               11,418            (207,165)            (31,048)

CASH & CASH EQUIVALENTS, beginning of period     747                3,376             244,098              45,842
-----------------------------------------------------------------------------------------------------------------

CASH & CASH EQUIVALENTS, end of period   $    36,933         $     14,794        $     36,933     $        14,794
=================================================================================================================


The accompanying notes are an integral part of these interim financial statements

BIG BAR GOLD CORPORATION
Notes to the Interim Financial Statements
September 30, 2002
(Prepared in Canadian Dollars)
-------------------------------------------------------------------------------
(Unaudited)

1. NATURE AND CONTINUANCE OF OPERATIONS

   The Company's primary business is the acquisition, exploration and development of mineral properties located in British Columbia.

   The Company is in the process of exploring its mineral properties and has not yet determined whether these properties contain ore reserves that are economically recoverable. These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has experienced recurring losses and has not generated profitable operations to date. The continuation of the Company as a going concern and the recoverability of amounts shown for mineral properties and related deferred costs is dependent upon the discovery and exploitation of economically recoverable reserves, confirmation of the Company's interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the development, and the attainment of profitable operations.

2. BASIS OF PRESENTATION

   The accompanying unaudited interim financial statements are prepared in accordance with Canadian generally accepted accounting principles but do not conform in all respects to the note disclosure requirements for its annual financial statements. The unaudited interim financial statements have been prepared on a basis consistent with the accounting principles and policies described in the annual financial statements, except as described in note 3,
   and should be read in conjunction with those statements.   In the opinion of
   management, all adjustments considered necessary for fair presentation of the Company's financial position, results of operations and cash flows have been included in these financial statements.

3. CHANGE IN ACCOUNTING POLICY

   The Company grants stock options in accordance with the TSX Venture Exchange policies (Note 7). No compensation expense is recognized when stock options are granted to directors and employees. Any consideration paid by directors and employees on exercise of stock options is credited to share capital.

   Effective January 1, 2002 the Company adopted the new recommendations of the Canadian Institute of Chartered Accountants with respect to stock-based compensation and other stock-based payments. The new recommendations require that stock-based payments to non-employees be accounted for using a fair value based method of accounting. The recommendations encourage, but do not require, the use of a fair valued based method to account for stock-based compensation to employees. The Company has elected to continue recording stock-based compensation to employees using an intrinsic value based method and will disclose pro forma information on the fair value of options issued during the period in the notes to the financial statements. As no stock options or stock-based payments were made to employees during the nine-month period ended September 30, 2002, no pro forma information is provided in these interim financial statements. The adoption of this new accounting policy has no cumulative effect on the prior period's financial statements.

BIG BAR GOLD CORPORATION
Notes to the Interim Financial Statements
September 30, 2002
(Prepared in Canadian Dollars)
-------------------------------------------------------------------------------
(Unaudited)

4. MINERAL PROPERTIES

                                                     September 30,       December 31,
                                                              2002               2001
                                                     --------------------------------
How Property, British Columbia

Exploration and development costs:
   Incurred during the period:
     Assaying and sampling                           $       5,000      $      13,250
     Field supplies, lodging and miscellaneous              18,895             16,750
     Geological consulting                                  39,450             30,000
     Geological reports                                          -             15,000
                                                     --------------------------------
                                                            63,345             75,000

   Balance, beginning of period                            331,366            256,366
                                                     --------------------------------
   Balance, end of period                                  394,711            331,366

Acquisition costs                                           93,000             93,000
                                                     --------------------------------
                                                     $     487,711      $     424,366
                                                     ================================

5. SHARE CAPITAL
   Authorized share capital consists of 100,000,000 common shares without par value.
   (December 31, 2000 - 10,000,000 common shares)

                                                          Shares             Value
                                                     -----------------------------
Balance at December 31, 2000                           7,303,613     $   1,618,386
                                                     -----------------------------
Issued during the period:
   - for cash by way of private placement              3,750,000           600,000
   - exercised stock purchase warrants                   240,666            42,117
   - less: subscriptions receivable                     (166,666)          (29,167)
                                                     -----------------------------
                                                       3,824,000           612,950
                                                     -----------------------------
Balance at September 30, 2001 (unaudited)             11,127,613     $   2,231,336
                                                     =============================
Balance at December 31, 2001                          11,394,279         2,251,753

Issued during the period:
   - subscription receivable received                          -            26,250
   - exercise of share purchase warrants                 300,000            57,000
                                                     -----------------------------

Balance at September 30, 2002  (Unaudited)            11,694,279     $   2,335,003
                                                     =============================

BIG BAR GOLD CORPORATION
Notes to the Interim Financial Statements
September 30, 2002
(Prepared in Canadian Dollars)
-------------------------------------------------------------------------------
(Unaudited)

5.  SHARE CAPITAL  (continued)

Diluted Earnings per Share:

<CAPTION
                                                      Nine months ended September 30,
                                               --------------------------------------
                                                             2002             2001
Weighted average number of shares used to
calculate basic loss per share                         11,427,612        10,273,761
Add incremental shares from assumed conversion                  -           659,088
                                               --------------------------------------
Weighted average number of shares used to
calculate diluted loss per share                       11,427,612        10,932,849
                                               ======================================

6. RELATED PARTY TRANSACTIONS
   During the nine-month period ended September 30, 2002, the Company incurred the following to directors and officers, and private companies controlled by them: management fees - $34,000 (2001 - $36,000); consulting fees - $5,000 (2001 - nil); and rent - $13,500 (2001 - $13,500). These transactions were recorded at exchange value which was the amount of consideration established and agreed to by the related parties.

   Refer to Note 9.

7. STOCK OPTION PLAN

   The Company currently has no formal stock option plan in place.   A summary
   of the changes in the Company's common share purchase options is presented below:

                                 September 30, 2002               December 31, 2001
                                --------------------             -------------------
                                          Weighted                         Weighted
                                          Average                          Average
                                          Exercise                         Exercise
                                Number    Price                   Number   Price
                                --------------------             -------------------
Balance, beginning of period    730,361   $     0.16              730,361  $    0.16
Granted                               -            -                    -          -
Exercised                             -            -                    -          -
Forfeited / Cancelled          (730,361)        0.16                    -          -
                                --------------------             -------------------

Balance, end of period                -   $        -              730,361  $    0.16
                                ====================             ===================


8. PROPOSED ACQUISITION

   The Company entered into a Standstill Agreement dated March 12, 2002 with Dalian Xindie Chitin Co. Ltd. ("Xindie"), a private Chinese company involved in the business of developing and manufacturing chitin products and derivatives. Pursuant to the terms of the standstill agreement, the Company had 90 days to complete its due diligence review of Xindie's business affairs. During this standstill period, Xindie had agreed to refrain from seeking or entertaining any other offers to acquire interests in the company. Subject to due diligence, the Company and Xindie agreed to use their good faith efforts to negotiate and enter into a contract providing for the Company's acquisition of all of the issued and outstanding shares in the capital stock of Xindie. The Company did not enter into an agreement to acquire an interest in Xindie or its assets and the lock-up period has now expired.

BIG BAR GOLD CORPORATION
Notes to the Interim Financial Statements
September 30, 2002
(Prepared in Canadian Dollars)
-------------------------------------------------------------------------------
(Unaudited)

9. LIABILITY TO ISSUE SHARES

   The Company is proposing a private placement, subject to regulatory approval, consisting of 2,083,333 units at a price of $0.12 per unit to net the Company proceeds of $250,000 ($24,666 received at September 30, 2002). Each unit will consist of one common share and one two-year non-transferable share purchase warrant entitling the holder to purchase one additional common share of the Company at a price of $0.16 per share. The placee of the private placement is a related party.

   The proceeds from this private placement are held in trust, and will be used for business investigation and acquisition costs and general working capital. The private placement is subject to TSX Venture Exchange approval.


10.RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING
   PRINCIPLES

   The financial statements have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP"), which differ in certain respects from those principles and practices that the Company would have followed had its consolidated financial statements been prepared in accordance with generally accepted accounting principles in the United
   States ("US GAAP").   Comprehensive earnings are the same as net earnings
   under US GAAP for all periods presented. The following summarizes the significant differences between Canadian GAAP and US GAAP:

   (a) Mineral properties: Under Canadian GAAP, exploration and development costs are capitalized as incurred for mineral properties which the Company has obtained an interest. Under US GAAP, exploration costs are generally charged directly to operations in the period incurred. Had the Company followed US GAAP, the carrying value of the mineral properties would have been materially different than under Canadian GAAP. If exploration costs had been accounted for pursuant to US GAAP, the Company's total assets and shareholder's equity would have been reduced, and net loss would have been increased by $63,345 during the nine-month period ended September 30, 2002, and $nil during the nine-month period ended September 30, 2001.

   (b) Stock-based compensation: As described in Note 7, the Company granted stock options to certain directors and employees during fiscal 2000 (cancelled in January 2002). For US GAAP purposes, Statement of Financial Accounting Standards No. 123 ("SFAS 123") requires that an enterprise recognize, or at its option, disclose the impact of the fair value of stock options and other forms of stock-based compensation in the determination of income. Effective January 1, 2002, the Canadian GAAP treatment of stock-based compensation came in line with that of the US. The Company elected under SFAS 123 to continue to measure compensation cost on the intrinsic value basis set out in APB Opinion No. 25. As stock options are granted at exercise prices based on the market price of the Company's shares at the date of grant, no compensation cost is recognized. However, under SFAS 123, the impact on net income and income per share of the fair value must be measured and disclosed on a fair value based method on a pro forma basis.

       There were no options granted during the nine-month periods ended September 30, 2002 or 2001.

BIG BAR GOLD CORPORATION
Notes to the Interim Financial Statements
September 30, 2002
(Prepared in Canadian Dollars)
-------------------------------------------------------------------------------
(Unaudited)

10.RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING
   PRINCIPLES  (Continued)

                                        Nine months ended September 30,
                                      ----------------------------------
                                               2002              2001
                                      ----------------------------------
Net loss for the year
   As reported, under Canadian GAAP    $    194,043      $     71,736
   Adjusted for exploration costs            63,345                 -
                                      ----------------------------------
   As adjusted under US GAAP           $    257,388      $     71,736
                                      ==================================

Basic earnings (loss) per share
   As reported, under Canadian GAAP    $       0.02      $       0.01
   As adjusted for US GAAP             $       0.02      $       0.01

Diluted earnings (loss) per share
   As reported, under Canadian GAAP    Anti-dilutive     Anti-dilutive
   As adjusted for US GAAP             Anti-dilutive     Anti-dilutive
